Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               V BAND CORPORATION
             (Exact name of registrant as specified in its charter)

           New York                                              13-2990015
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

          565 Taxter Road
         Elmsford, New York                                        10523
(Address of Principal Executive Offices)                        (Zip Code)

                 V BAND CORPORATION STOCK COMPENSATION PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                            (Full title of the plan)

Mark R. Hahn                                             Brian S. North, Esquire
Chief Financial Officer                                  White and Williams
V Band Corporation                                       1800 One Liberty Place
565 Taxter Road                                          Philadelphia, PA 19103
Elmsford, NY 10523                                       (215) 864-7000
(914) 789-5000

         (Names, addresses and telephone numbers of agents for service)

                                   CALCULATION OF REGISTRATION FEE

Title of                    Amount             Proposed           Proposed          Amount of
securities to               to be              maximum            maximum           registration
be registered               registered         offering           aggregate         fee
                                               price              offering
                                               per share          price
------------------------------------------------------------------------------------------------
Common Stock                 25,000            $1.63(1)           $40,750(1)         $12.35
par value $.01
per share

(1) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based upon the last sale reported on the National Association of Securities Dealers National Market System on December 11, 1996.

                                EXPLANATORY NOTE

                  This registration statement relates to the Corporation's Stock Compensation Plan for Non-Employee Directors. The prospectus relating to the offering and sale of the Company's Common Shares to the Company's non-employee directors pursuant to the Plan is omitted from this Registration Statement pursuant to the Note to Part 1 of Form S-8, The prospectus included in this Registration Statement covers the reoffering and resale of such securities by the non-employee directors who have, or will, acquire such securities under the Plan.

PROSPECTUS


                               V BAND CORPORATION

                                  Common Stock


         This Prospectus relates to sales by non-employee directors of V Band Corporation, a New York corporation (the "Company"), of shares of its Common Stock, par value $.01 per share ("Common Stock") acquired pursuant to the Company's Stock Compensation Plan for Non-Employee Directors (the "Plan")

         Such shares may be sold from time to time on the over-the-counter market or in private transactions.

         Persons making such sales may be deemed (without their conceding) to be "affiliates" of the Company and "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") and the Rules and Regulations promulgated thereunder. In addition, such shares may be sold pursuant to Rule 144 of the Securities and Exchange Commission (the "Commission") under the Act in lieu of being sold pursuant to this Prospectus. Sales made pursuant to this Prospectus are subject to the volume limitations of Rule 144(e) calculated as of the date this Prospectus is filed with the Commission. See "Selling Shareholders."



             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                The date of this Prospectus is November 29, 1996.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than those to which it relates or to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                               GENERAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

         The Company will provide, without charge, to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Such requests should be directed to Corporate Secretary, V Band Corporation, 565 Taxter Road, Elmsford, New York 10523, telephone (914) 789-5000.

                                   THE COMPANY

         The principal executive offices of the Company are located at 565 Taxter Road, Elmsford, NY 10523.

                              SELLING SHAREHOLDERS

         Shares being sold pursuant to this Prospectus include shares acquired by non-employee directors of the Company under the Company's Stock Compensation Plan for Non-Employee Directors.

         No selling shareholder who is an affiliate of the Company within the meaning of the Act may sell, pursuant to this Prospectus in any three-month period, more than the greater of (i) one percent of the shares of the Company's Common Stock outstanding as shown by the Company's most recent report or published statements or (ii) the average weekly trading volume preceding the date of sale. As of November 29, 1996, there were approximately 5,323,170 shares of Common stock outstanding.

         The following are the non-employee directors eligible to resell shares of the Company's Common Stock acquired under the Plan:

                             Luke P. LaValle, Jr.
                             Thomas H. Lenagh
                             Brian S. North
                             Joseph M. O'Donnell
                             A. Eugene Sapp, Jr.
                             J. Stephen Vanderwoude

         An aggregate of 25,000 shares of the Company's Common Stock may be resold by such individuals pursuant to this Prospectus. The number of shares that may be sold by each individual will depend on the number of shares such individual elects to acquire pursuant to the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed by V Band Corporation (the "Company") with the Commission are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended October 31, 1995;

         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above, including the Company's Quarterly Reports on Form 10-Q for the quarters ending January 31, 1996 and April 30, 1996; and

         3. The description of the Company's Common Stock which is contained in its registration statement on Form 8-A effective March 24, 1989.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered have been sold or which de-registers all such shares then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 5. Interests of Named Experts and Counsel

         Brian S. North, Esquire, an attorney practicing law with White and Williams in Philadephia, is the beneficial owner of 103,000 shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers

         The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Sections 721 through 727 of the New York State Business Corporation Law. Article IX of the Registrant's By-Laws provide as follows:

         "(a) To the extent permitted by law, the Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Board of Directors of the Corporation may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including but not limited to amounts paid upon judgments, fines, amounts paid in settlement (before or after suit is commenced), and reasonable expenses actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or an officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or former officer shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to all other rights to which those indemnified may be entitled under any law, By-Law, agreement, vote of stockholders, or otherwise.

         "(b) The Corporation may provide additional rights of indemnification and advancement of expenses to officers and/or directors when so authorized by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii] an agreement between the Corporation and any 'director or officer providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or Officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause Of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled."

         The Board of Directors and the Company's shareholders have approved forms of indemnity agreements and authorized the Company to enter into such agreements with its directors and officers, and the directors and officers of its subsidiaries. The indemnity agreements provide for indemnification by the Company of its directors and officers against certain liabilities arising out of their service to the Company. The Board of Directors will determine whether to enter into an indemnity agreement with any particular director or officer. The Company has entered into such agreements with each person serving as a director at the date hereof.

Item 8. Exhibits.


             4 V Band Corporation Stock Compensation Plan for Non-Employee Directors

             5             Opinion of Counsel

            23.1           Consent of Independent Accountants

            23.2           Consent of Counsel (included in Exhibit 5)

            24 Power of Attorney (included in signature pages of this Registration Statement)

Item 9. Undertakings.

                  The Company hereby undertakes: (1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that for the purpose Of determining any liability under the Act, each such post-effective amendment and each filing Of the issuer's annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934 (or, where applicable, each filing of the plan's annual report pursuant to Section 15(d) Of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, State of New York, on November , 1996.

                                                   V BAND CORPORATION


                                               By:/s/Thomas E. Feil
                                                  -----------------
                                                     Thomas E. Feil
                                                     (Chief Executive Officer)


         Each person whose signature appears below constitutes and appoints, Thomas E. Feil, Thomas Hughes, and Mark Hahn, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                          Date
---------                       -----                          ----

/s/Thomas E. Feil               Chairman, Chief Executive      November   , 1996
-----------------               Officer and Director
Thomas E. Feil



/s/Mark R. Hahn                 Chief Financial
---------------                 Officer and Principal          November   , 1996
Mark R. Hahn                    Accounting Officer



/s/Luke P. LaValle, Jr.         Director                       November 22, 1996
-----------------------
Luke P. LaValle, Jr.

Signature                       Title                          Date
---------                       -----                          ----

/s/Thomas H. Lenagh             Director                       November 22, 1996
-------------------
Thomas H. Lenagh


/s/Brian S. North               Director                       November   , 1996
-----------------
Brian S. North


/s/Joseph M. O'Donnell          Director                       November   , 1996
----------------------
Joseph M. O'Donnell



/s/A. Eugene Sapp, Jr.          Director                       November 22, 1996
----------------------
A. Eugene Sapp, Jr.



/s/J. Stephen Vanderwoude       Director                       November   , 1996
-------------------------
J. Stephen Vanderwoude

                                  EXHIBIT INDEX


Exhibit No.                           Description
-----------                           -----------


4                          V Band Corporation Stock Compensation
                           Plan for Non-Employee Directors

5                          Opinion of Counsel

23.1                       Consent of Independent Accountants

23.2                       Consent of Counsel (included in
                           Exhibit 5)

24                         Power of Attorney (contained on
                           signature pages hereof)